Geokinetics Annual Meeting
May 27, 2009
Management Presentation Given by
Richard F. Miles, Geokinetics’ President and CEO

Good afternoon and welcome to Geokinetics’ 2009 annual stockholders’ meeting. Today, I would like to review Geokinetics’ goals, objectives and progress to date and share with you our plans to enhance the value of your investment in our company. But rather than using our standard investors’ presentation as has been done in the past, I thought I would take a slightly different approach.

But before I begin… Let me point out that some of my comments this morning will be considered forward-looking statements for the purpose of the Securities Act of 1933 and the Securities Exchange Act of 1934 and are subject to known and unknown risks and other factors as described in our recent Form 10-K for the year ended 2008 and our Form 10-Q for the first quarter ended March 31st, 2009. I will also make reference to EBITDA, which is a non-GAAP financial measure. A definition and reconciliation of this measure to the applicable GAAP measure can be found in our most recent earnings release, which is located on our website, www.geokinetics.com. With that out of the way, I can now begin…

As I thought about the remarks I would make this afternoon, it occurred to me that it is almost two years to the day since Geokinetics rang the bell celebrating its new listing on the American Stock Exchange on May 23, 2007. Much has changed since that day. At that time, Geokinetics was a loose accumulation of four companies with Quantum Geophysical and Geophysical Development Corporation at its core; Trace Energy Services added in December 2005 and Grant Geophysical newly acquired in September 2006.  Initial results for this group were pretty impressive. Year-end 2006 revenues for the company stood at the then-record level of $225.2 million with EBITDA of $21.9 million and as the company celebrated its new listing it had just reported strong first-quarter 2007 revenues totaling $111 million with EBITDA of $18.6 million.

Two years later, our annual revenues for 2008 have more than doubled to $474.6 million and EBITDA for the year nearly tripled to $65.0 million. And despite the global downturn that began last year, revenues for our first quarter just ended March 31st were also strong at $146.9 million with EBITDA of $25.4 million. But besides the strong growth in revenues and EBITDA, much more has changed for Geokinetics since that day two years ago.

With that in mind, what I would like to review briefly are the decisions and actions we have taken to forge the company standing before you, so that you can see where we are on our path to increase the value of your investment, and ascertain what our plans are going forward - notwithstanding the challenging environment before us.

First, and foremost, we initiated a plan to weld the four separate entities into one focused and lean organization, operating across the board at international standards of safety and performance. This meant interweaving managements and eliminating redundancies. It meant shutting down unprofitable operations and practices and focusing on the strengths for which we wished to be known. It also meant carefully evaluating the market opportunities before us, making critical decisions on the regions we wished to pursue, and the contract terms we deemed were prudent.

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In the United States this translated to the pursuit of “term” rather than “turnkey” contracts. Today, even in this highly competitive and constrained operating environment, approximately 50% of our domestic contracts are profitable term contracts. And today we have crews operating in:

o	Pennsylvania mapping a multi-client survey of the Marcellus Shale;
o	Two crews in Texas developing the Barnett Shale prospect
o	A crew in North Dakota acquiring data about the Baaken; and
o	A crew conducting traditional 2-D seismic in Oklahoma.

o	During this time we have also been bringing those crews up to the more rigorous HSE standards that are expected in the international marketplace.

o	This has allowed us to work for clients with stronger balance sheets which typically are the larger contracts as evidenced by our backlog.

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Internationally, we decided to pursue the ocean bottom cable market, leveraging our strength in transition zones and tidal marine operations. We launched our OBC operations in the fourth quarter of 2007 with initial work on the Northwestern Shelf off Australia. We subsequently moved the crew to Angola last year and today it is a very successful crew, setting new records for performance. At the present time in our international operations, we have transition zone/ OBC crews operating in:

o	Angola
o	Bangladesh
o	Cameroon
o	Egypt, and
o	Malaysia
And land crews operating across challenging terrain in:
o	Angola
o	Brazil
o	Bolivia
o	Colombia
o	Bangladesh and
o	Surinam

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Expanding our operations required greater, but prudent, capital investment. We identified the types of opportunities we believed capitalized on our core competencies and evaluated the resources necessary to accomplish them profitably and efficiently. We upgraded crews and became the sole provider of the multicomponent Sercel SeaRay system. When the resources were not available to the industry, we designed them.  For the transition zone market, we designed and constructed special-purpose vessels that we deploy at a fraction of the cost or time needed by our competitors.  These purpose-built vessels accomplish their tasks with maximal efficiency and decrease idle time between contracts resulting in higher margins and better asset utilization. In all, we have spent approximately $170 million in 2007 and 2008 to upgrade equipment capacity so that crews can be readily and efficiently combined, and easily split and then  recombined and deployed to provide superior data at competitive rates.

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We carefully evaluated the technological opportunities before us and made our capital investment decisions based on customer demand and the requirements for successful operations - not on technology-for-technology’s sake.

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Our decision to carefully evaluate market opportunities also meant deciding not to pursue certain contracts where the risks associated with operational safety or contract performance were too great. While we pride ourselves on the extent and tenure of our international operations, there are parts of the world where we believe it is not prudent to operate. Nigeria and Iraq are representative of the areas where we deem the risk levels to be unacceptable.

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Our processing and interpretation division, which was first-rate but unprofitable, has been realigned and is now consistently producing profitable results. Our processing and interpretation specialists are working closely with our data acquisition operations to offer a larger suite of services to clients creating competitive advantages which attract additional bid opportunities and win additional contracts. Our processing and interpretation group is now in the enviable position of attracting talent, lucrative contracts, and well-earned recognition for its exceptional capabilities.

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In terms of infrastructure improvements, we consolidated offices for greater efficiency; opened a central warehouse and repair facility and have begun integrating the reporting and accounting aspects of our widespread operations through the company-wide implementation of Oracle. With disparate cultures, systems and connectivity environments, the rollout has been challenging, but our task force is working hard to accomplish this objective. We expect the rollout to be complete in 2010.

All of these activities were initiated in 2007-2008, during the most active and competitive environment the oil service industry has experienced. Mid-2008, that cycle came to an abrupt end with the precipitous decline in the commodity prices for oil and natural gas and the implosion of global credit markets. $140/barrel oil became $40/barrel oil; domestic natural gas prices collapsed and banks failed. Along with everyone else, we’ve spent the last six months trying to assess the implications of this “new normal” and prepare ourselves for this new operating environment.

So how well are we positioned at this juncture to continue our growth and to enhance the value of your investment in arguably the most challenging environment the oil service  industry has every faced? Given what we know today, my response is necessarily cautious, but I have to say that I believe we are as well-positioned as we could be to succeed in the face of these new challenges.

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Our backlog is still strong, as expected it has dipped so far this year due to long term contracts starting up, it will likely continue to dip in the near term until we start replacing those contracts with future work in the fourth quarter of the year as those long term contracts near completion. At year-end 2008 our backlog was $548 million, of which $463 million was international. Importantly, one-third of that was signed after the collapse in the credit markets. And while we will continue to work through that backlog this summer, we expect several large international contracts to be replaced toward year-end.

➢	About 80% of our international backlog is signed with national oil companies, who are:
o	Well-capitalized
o	Largely seeking oil, and

o	Less likely to cut budgets as they have different strategic rationales for investment, and which generally have longer terms with greater likelihood for renewal.
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Unfortunately, the national oil companies and international oil companies may use this environment as an opportunity to pay at a slower rate than traditionally – a possibility we are both monitoring and managing.

➢	We have concentrated our services in niches that are hard-to-duplicate:
o	We specialize in challenging transition zones, shallow water and difficult land environments.
o	We have maintained a strong international presence for a very long time in a market that is dominated by well-capitalized national oil companies and international oil companies.
o	We have purpose-built equipment to enable us to more efficiently accomplish our surveys and readily redeploy equipment, dramatically reducing mobilization costs and enhancing our competitive position.
o	Our crews are located in areas offering long-term work prospects, and
o	Even in the constricted domestic market our crews are successfully working the shale plays, which are still active zones of interest.
➢	We are maintaining and building liquidity for financial flexibility.
o	We have a $70 million revolving credit facility (of which $58.5 million was outstanding at 3/31)
o	We also have Capital leases totaling $24.1 million at 3/31
o	We have reduced our capital expenditure budget by over 50% to $37.3 million
o	While our debt-to-capital goal is 30% or less, we expect to reduce our debt further through cash flow and lower capital expenditures
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We are also making a considerable effort to get the word out about Geokinetics and to reset investors’ mindset about the strength and value of our operations. We believe we have begun to deliver the returns we expect and that we offer true value to our shareholders going forward.

o	The bulk of our capital expenditures is behind us; we should have adequate capacity to capture opportunities as they arise.
o	Our backlog is real and represents a strong opportunity for profitable growth for the company.
o	We believe that across the field of available investment opportunities, we represent a significant opportunity for near- and long-term growth.

As I stand before you today, I am mindful that many of you have been long-term investors and believers in Geokinetics. I thank you for your patience and support as we realigned the company to position it for sustained long-term growth. I also want to thank our Board of Directors for their guidance and steadfast support, and our management team and employees for their sacrifices and their dedication to delivering exceptional results for our customers.

Geokinetics has made tremendous strides and I believe we are now well on the path to delivering exceptional returns to our investors.  I will now be happy to entertain your questions.